EXHIBIT 99.1

Contacts:          Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                   Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:   February 20, 2003

             FIDELITY FEDERAL BANCORP REPORTS FOURTH QUARTER RESULTS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported that during the quarter ended December 31, 2002 it incurred certain non-cash charges and recorded a net loss for the quarter of $1.976 million, or $0.30 per share on a basic and diluted basis. These results compare to net income of $77,000, or $0.01 per share on a basic and diluted basis for the quarter ended December 31, 2001. For the fiscal year ended December 31, 2002, the Company reported a net loss of $4.395 million or $0.71 on a basic and diluted basis, compared to net income of $224,000, or $0.04 for the same period last year.

The non-cash charges recorded during the fourth quarter of 2002 relate primarily to reserves established for the Company's income tax receivable and to certain asset impairment charges. The Company recorded a valuation allowance and certain other tax-related charges that reduced the carrying value of its income tax receivable by approximately $1.2 million. These charges were primarily due to a change in current estimates of the realizability of certain tax losses and tax credit carryforwards, and sales of assets that resulted in capital gains for tax purposes. The Company also recorded charges of approximately $455,000 to adjust premiums on mortgage-backed securities and mortgage servicing rights to their current estimated realizable values, primarily as a result of the effect of the historically low interest rate environment. In addition, the Company recorded a charge of approximately $708,000 to adjust its retained interests in securitized assets. This charge was primarily as a result of lower than expected interest rates which resulted in the Company securitizing loans at lower interest rates than originally estimated and experiencing faster than expected prepayment speeds on the seasoned portion of the securitized loans. These charges were partially offset in the fourth quarter by a pre-tax gain recorded of approximately $223,000 related to the sale of the Company's affordable housing interests.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at December 31, 2002 was 12.53%, compared to 14.39% at December 31, 2001. The Bank's tangible capital ratio was 8.52% at December 31, 2002 compared to 8.48% at December 31, 2001. The Bank's Tier 1 risk-based capital to assets was 9.95% at December 31, 2002, compared to 10.71% at December 30, 2001.

A decrease in consumer loan sales for the quarter and for the year caused non-interest income to decline compared to last year. Total non-interest income was $727,000 for the quarter compared to $1.1 million last year, and totaled $2.9 million for 2002 compared to $3.6 million in 2001. Non-interest expense increased to $3.6 million for the fourth quarter of 2002 compared to $1.7 million last year. For the year-to-date period, non-interest expense increased to $11.3 million in 2002 compared to $5.7 million in 2001, primarily due to charges recorded in the third and fourth quarters of 2002.
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The Company's net interest margin for the quarter decreased to 1.77%, down from
2.31% last year. The decline was primarily caused by a reduction of the loan portfolio resulting from consumer loan sales in the third and fourth quarters. However, increased consumer loans outstandings during the first half of the year, increased commercial lending volume this year, and a continued decline in funding costs positively impacted net interest margin for 2002 resulting in an increase in net interest margin to 2.40% compared to 2.03% for the same period last year.

Total classified assets decreased to $6.0 million at December 31, 2002 compared to $7.7 million at December 31, 2001. The Company and Bank have successfully reduced their respective classified or problem assets, utilizing both a non-recourse, FHA multifamily loan program, and non-recourse financing obtained from traditional financial institutions. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at December 31, 2002 and 2001 was 1.24% and 1.87%, respectively. Non-performing assets as a percentage of total assets were 2.35% at December 31, 2002 compared to 2.43% at December 31, 2001.

President and CEO Donald R. Neel noted, "We are pleased that the Company met its strategic goal of significantly reducing its risk profile. During 2002 we were able to further reduce classified assets; execute an agreement to sell a property which, if completed, will reduce total classified assets by an additional 50%; dispose of the Company's affordable housing portfolio; implement alternative funding sources for the Company's consumer lending business; and maintain capital ratios at well above regulatory minimums." Neel stated, "We believe that with these accomplishments in 2002, the Company is better positioned for future growth. However, the process of improving core earnings, and thus increasing the value of the Company's core franchise, is a long-term proposition requiring a disciplined approach focused on community banking fundamentals." Neel also noted, "Despite our disappointment concerning 2002 results, most of the charges recorded during the fourth quarter and for the year were non-cash and non-recurring in nature and are not expected to have an adverse impact on the Company's future operations."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially is the impact of the Bank's Supervisory Agreement with the Office of Thrift Supervision. Other risks and uncertainties include economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, and increased competition in the financial services industry. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.44.

Information on FFED is available on the Internet at http://www.unitedfidelity.com


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

                            FIDELITY FEDERAL BANCORP

                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                              THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                  DECEMBER 31,                   DECEMBER 31,
OPERATIONS:                                                   2002            2001           2002             2001
-----------                                               -----------     -----------     -----------     -----------
Interest income                                           $     1,828     $     2,648     $     9,337     $    11,455
Interest expense                                                1,281           1,816           6,022           8,501
                                                          -----------     -----------     -----------     -----------
Net interest income                                               547             832           3,315           2,954
Provision for loan losses                                          40             202            (360)          1,349
Non-interest income                                               727           1,083           2,939           3,608
Non-interest expense                                            3,564           1,712          11,339           5,698
                                                          -----------     -----------     -----------     -----------
Income (loss) before income tax                                (2,330)              1          (4,725)           (485)
Income taxes                                                     (354)            (76)           (243)           (513)
                                                          -----------     -----------     -----------     -----------
Income before extraordinary item                               (1,976)             77          (4,482)             28
Gain on extraordinary item, net of tax                             --              --              87             196
                                                          -----------     -----------     -----------     -----------
  Net income (loss)                                       $    (1,976)    $        77     $    (4,395)    $       224
                                                          ===========     ===========     ===========     ===========

PER SHARE:
----------
Basic net income (loss)                                   $     (0.30)    $      0.01     $     (0.71)    $      0.04
Diluted net income (loss)                                       (0.30)           0.01           (0.71)           0.04
Book value at period end                                         1.42            1.99
Market price (bid) at period end                                 1.47            2.30
Average common and common
  equivalent shares outstanding                             6,649,664       5,735,483       6,183,269       5,146,726

AVERAGE BALANCES:
-----------------
Total assets                                              $   144,878     $   162,288     $   159,625     $   165,592
Total earning assets                                          122,813         142,750         138,033         145,342
Total loans                                                    72,935         110,666          94,821         111,572
Total deposits                                                109,808         120,522         119,085         125,853
Total stockholders' equity                                     10,968          11,432          11,936          10,288
FHLB advances                                                   9,466          13,758          13,561          10,926
Borrowings                                                     11,012          12,915          11,998          13,525

PERFORMANCE RATIOS:
-------------------
Return on average assets                                       -5.41%            0.19%         -2.75%            0.14%
Return on average equity                                      -71.50%            2.67%        -36.82%            2.18%
Net interest margin                                             1.77%            2.31%          2.40%            2.03%

LOAN QUALITY RATIOS:
--------------------
Net charge-offs to average loans and letters of credit           0.68%         -0.30%            0.77%           0.60%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                   1.24%          1.87%
Non-performing loans to total loans                              1.30%          3.46%
Non-performing assets to total assets                            2.35%          2.43%

SAVINGS BANK CAPITAL RATIOS:
----------------------------
Tangible equity to assets at end of period                       8.52%          8.48%
Risk-based capital ratios:
  Tier 1 capital                                                 9.95%         10.71%
  Total capital                                                 12.53%         14.39%

AT PERIOD END:
--------------
Total assets                                              $   132,290     $   159,659
Total earning assets                                          113,879         141,868
Total loans                                                    73,924         106,570
Total deposits                                                106,791         120,155
Total stockholders' equity                                      9,588          11,895
FHLB Advances                                                   3,000          12,333
Borrowings                                                     10,586          12,317
Common shares outstanding                                   6,740,883       5,987,009